Exhibit 99.1

Celsion Receives $2.5 Million in Non-Dilutive Funding from the Sale of its New Jersey State Net Operating Losses and Grant Funding Under the Paycheck Protection Program

Added Capital Strengthens Balance Sheet, Assures Cash Through Major Phase III OPTIMA Study Data Readout Events

Sale of an Additional $2.0 Million of NOL’s Expected in the 4th Quarter of 2020

LAWRENCEVILLE, N.J., (April 23, 2020) – Celsion Corporation (NASDAQ: CLSN), an oncology drug development company, today announced it has received $1.82 million of net cash proceeds from the sale of approximately $1.9 million of its unused New Jersey net operating losses (NOLs) and $632,220 in funding under the Paycheck Protection Program (PPP), the federal government’s main initiative to help small businesses disrupted by the COVID-19 pandemic. The NOL sales cover the tax years 2017 and 2018 and are administered through the New Jersey Economic Development Authority’s (NJEDA) Technology Business Tax Certificate Transfer (NOL) Program. With this new $2.5 million funding, coupled with the $4.4 million in net proceeds from the recent registered direct equity offer completed on March 3, 2020, the Company has strengthened its balance sheet at a time of stock market uncertainty. An additional sale of $2.0 million of unused New Jersey NOLs anticipated in the second half of 2020 will further increase Celsion’s cash reserves on a non-dilutive basis. In addition, the Company has initiated several cost containment measures to ensure that it has sufficient cash to fund operations and clinical development programs through the second quarter of 2021 and all major Phase III OPTIMA Study readouts.

The competitive New Jersey NOL Program enables approved companies to sell their unused New Jersey NOLs and R&D tax credits to unaffiliated, profit-generating corporate taxpayers in the state of New Jersey, up to a maximum lifetime benefit of $15 million per company. This allows technology and biotechnology companies with NOLs to turn their tax losses and credits into cash proceeds to fund more research and development (R&D), expand its workforce or cover other allowable expenditures.

Loans made under the Paycheck Protection Program have two-year terms and charge 1% interest. If borrowers follow guidelines and use at least 75% of the money for eligible payroll costs, some or all of the loan may be forgiven. Celsion anticipates meeting these guidelines for full forgiveness of its PPP loan.

“This innovative economic development program offered by the NJEDA reinforces our belief in the State of New Jersey’s commitment to the biotechnology industry and to the development of new life-saving therapies. We will participate in this program again in 2020 to secure the remaining $2 million available to us under the maximum lifetime benefit of $15 million per company,” said Michael H. Tardugno, Celsion Corporation’s chairman, president and chief executive officer. “The $2.5 million in proceeds from the NOL sale and the PPP loan coupled with the $4.4 million in net proceeds from the recently completed registered direct equity offering strengthen our cash position and extend Celsion’s cash runway through the second quarter of 2021. We are positioned to advance our development programs well beyond several expected key value inflection points, including the second interim efficacy analysis of the Phase III OPTIMA Study for ThermoDox® and, if needed, the final efficacy readout in the first quarter of 2021. We appreciate the support and commitment of the NJEDA in facilitating our continued innovation and applaud their efforts to foster continued investment and growth for businesses in New Jersey.”

“Over the past two years, Celsion has sought investor friendly ways to finance our clinical development programs in some of the world’s most devastating cancers. Balancing the high cost of research and drug development without losing focus on our shareholders is not only reflected in our sale of unused New Jersey NOLs and successful application for Federal grant monies, it is further demonstrated by our judicious use of venture debt on terms that give us an operating runway into mid-2021,” said Jeffrey W. Church, Celsion Corporation’s executive vice president and CFO. “With the continued support of our shareholders, we look forward to a promising 2020.”

For more details on this funding for this year’s NOL program, please visit www.njeda.com.

About Celsion Corporation

Celsion is a fully integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company’s lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer.  The pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer.  Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. For more information on Celsion, please visit www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in Celsion’s periodic reports and prospectuses filed with the Securities and Exchange Commission.  Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455

jchurch@celsion.com

Or

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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